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                                                                     Exhibit 2.1

                                    AGREEMENT
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                TO AMEND AND REFORM THE STOCK PURCHASE AGREEMENT
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                             AND CANCEL THE WARRANT
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     This is an agreement, made as of February 15, 2002 (the "Effective Date"), by and among Application Design Associates, Inc. ("ADA"), Semotus Solutions, Inc. ("Semotus") and 2007978 Ontario, Inc. (the "Purchaser"), to amend and reform the Stock Purchase Agreement dated as of January 18, 2002, between Semotus, ADA, the Purchaser, and John Hibben (the "Agreement"), and to cancel ab initio the warrant to purchase 150,000 shares of common stock of Semotus Solutions, Inc. at $0.75 per share issued to the Purchaser and dated January 18, 2002 (the "Warrant").

     WHEREAS, the Series B Preferred Stock issued pursuant to the private placement agreements between Semotus and Brown Simpson Partners, LLP dated February 14, 2000 (the "Brown Simpson Transaction") does not require a reset of its conversion price upon the issuance of securities as part of an acquisition transaction such as that provided for in the Agreement; and

     WHEREAS, Brown Simpson claims that the issuance of the Warrant does require a conversion price adjustment; and

     WHEREAS, a conversion price adjustment would be detrimental to all the parties to the Agreement and the parties to the Agreement would not have provided for a Warrant if they had known that Brown Simpson would claim the right to reset the conversion price of its Series B Preferred Stock; and

     WHEREAS, the parties desire to reform and amend the Agreement as of its effective date and terminate and cancel the Warrant.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, intending to be legally bound, hereby agree as follows:

1.   Deletion of Section 1.1(b) of the Agreement. Section 1.1(b) of the
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     Agreement is hereby terminated and deleted in its entirety from the
     Agreement as of the date of the Agreement.

2.   The Warrant. The Warrant is hereby terminated and cancelled in its entirety
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     as of the date of the Warrant.

3.   Miscellaneous. All other terms and conditions of the Agreement shall remain
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     in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.   Fax Signatures. The parties hereby agree that signatures transmitted and
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     received via facsimile or other electronic means shall be treated for all purposes of this Amendment as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

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5.   Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                    SEMOTUS SOLUTIONS, INC.



                                    By: /s/ Anthony N. LaPine
                                        Name: Anthony N. LaPine
                                        Title: President and CEO

                                    APPLICATION DESIGN ASSOCIATES, INC.



                                    By: /s/ Ted Hastings
                                        Name: Ted Hastings
                                        Title: COO



                                    2007978 ONTARIO, INC.


                                    By: /s/ Ted Hastings
                                        Name: Ted Hastings
                                        Title: COO



                                    By: /s/ John Hibben
                                        John Hibben